EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144500 and No. 333-188366 on Form S-3 and Registration Statement No. 333-186974, No. 333-164604, No. 333-164603, No. 333-141663, No. 033-141662, No. 333-90726, No. 333-90724, No. 333-42648, No. 333-27967, and No. 033-61075 on Form S-8 of our reports dated October 28, 2013, relating to (1) the consolidated financial statements and financial statement schedule of Commercial Metals Company and subsidiaries and (2) the effectiveness of Commercial Metals Company and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Commercial Metals Company for the year ended August 31, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas
October 28, 2013